Exhibit 2.1

FIRST AMENDMENT TO

STOCK AND ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of June 26, 2006 by and among Outlet Broadcasting, Inc., a Rhode Island corporation (“Outlet”), NBC Sub (WCMH), LLC, a Delaware limited liability company (“NBC Sub”), Birmingham Broadcasting (WVTM-TV), Inc., an Alabama corporation (“Birmingham RE”), NBC WVTM License Company, a Delaware corporation (“WVTM LicenseCo”), NBC WNCN License Company, a Delaware corporation (“WNCN LicenseCo”), NBC WCMH License Company, a Delaware corporation (“WCMH LicenseCo”) and NBC WJAR License Company, a Delaware corporation (“WJAR LicenseCo”; each of WJAR LicenseCo, Outlet, NBC Sub, Birmingham RE, WVTM LicenseCo, WNCN LicenseCo and WCMH LicenseCo, individually a “Seller” and, collectively the “Sellers”), NBC Universal, Inc., a Delaware corporation (“NBCU”), and Media General, Inc., a Virginia corporation (“Buyer”).

RECITALS

A. Sellers, NBCU and Buyer are parties to a Stock and Asset Purchase Agreement dated as of April 6, 2006 (the “Purchase Agreement”), pursuant to which the Sellers agreed to sell and transfer, and Buyer agreed to purchase and assume, the Purchased Assets and the Assumed Obligations relating to four NBC owned and operated television stations. Except as otherwise provided in this Amendment, all capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to them in the Purchase Agreement.

B. The parties desire to modify the Purchase Agreement in certain respects as described herein.

NOW, THEREFORE, taking the foregoing into account and in consideration of the mutual representations, warranties, covenants and agreements set forth in the Purchase Agreement and this Amendment, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Purchase Price Adjustment. The Purchase Price shall be reduced by Two Million Dollars ($2,000,000), as follows:

(a) The defined term “Stated Amount” is hereby amended to be Nine Million Seven Hundred Thirty-Six Thousand Five Hundred Sixty-Three Dollars ($9,736,563), subject to the provisions of Section 2.7(g) of the Purchase Agreement.

(b) The “Stated Amount Allocation” with respect to the Group A Stations, as set forth in Section 2.6 of the Purchase Agreement, is hereby amended to be $6,759,477. The “Stated Amount Allocation” with respect to WVTM, as set forth in Section 2.6 of the Purchase Agreement, shall remain unchanged.

2. KPMG Fees. Notwithstanding Section 5.2(f) of the Purchase Agreement, the parties agree that Sellers shall be responsible for one-half of the fees and expenses of KPMG referred to in said Section 5.2(f) and that Buyer shall be responsible for one-half of such fees and expenses of KPMG. NBCU confirms that KPMG’s fees for the work required pursuant to Section 5.2(f) of the Purchase Agreement will be based on the normal rates KPMG bills the General Electric Company for similar services. Sellers will pay the full amount to KPMG directly and Buyer will reimburse Sellers for its portion of such fees and expenses promptly upon receipt of a copy of KPMG’s final invoice and evidence of payment by Sellers.

3. Effect of Amendment.

(a) Nothing herein or arising in connection with or relating to any discussions regarding these matters shall constitute a waiver of any rights under the Purchase Agreement, all of which are expressly reserved.

(b) Except as amended hereby, the Purchase Agreement shall remain unchanged and in full force and effect, and this Amendment shall be governed by and subject to the terms of the Purchase Agreement, as amended hereby. From and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature (other than in this Amendment or as otherwise expressly provided) shall be deemed to mean the Purchase Agreement, as amended by this Amendment, whether or not such Amendment is expressly referenced.

4. Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Amendment shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver or consent is sought.

5. Successors; Third Party Beneficiaries. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and their successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person (other than the persons set forth above and their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Amendment.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles of such state other than Section 5-1401 of the General Obligations Law of the State of New York.

7. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, this AMENDMENT has been executed by the parties hereto as of the date first above written.

SELLERS:

OUTLET BROADCASTING, INC.

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

NBC SUB (WCMH), LLC

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

BIRMINGHAM BROADCASTING (WVTM-TV), INC.

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

NBC WVTM LICENSE COMPANY

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

NBC WNCN LICENSE COMPANY

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

NBC WCMH LICENSE COMPANY

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

NBC WJAR LICENSE COMPANY

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Assistant Secretary

NBC UNIVERSAL, INC.

By:	/s/ W. Scott Seeley
Name: W. Scott Seeley
Title: Vice President, Corporate and
Transactions Law

BUYER:

MEDIA GENERAL, INC.

By:	/s/ John A. Schauss
Name: John A. Schauss
Title: Vice President-Finance
and Chief Financial Officer